Exhibit 99.1
McMoRan Exploration Co. Announces
Commencement of Public Offerings of Common Stock and
Convertible Perpetual Preferred Stock

NEW ORLEANS, LA, June 15, 2009 — McMoRan Exploration Co. (NYSE: MMR) announced today that it has commenced a public offering of approximately 11 million shares of common stock. The underwriters have an option to purchase from McMoRan up to an additional 1.65 million common shares to cover overallotments, if any.
     McMoRan also announced today that it has concurrently commenced a public offering of 50,000 shares of convertible perpetual preferred stock. The convertible perpetual preferred stock has an offering price of $1,000 per share and will be convertible into shares of McMoRan common stock at a conversion price to be determined at the time of pricing. The underwriters have an option to purchase from McMoRan up to an additional 7,500 convertible perpetual preferred shares to cover overallotments, if any.
     McMoRan intends to use the net proceeds from these offerings to fund capital expenditures and for general corporate purposes.
     The book-running manager for these offerings is JPMorgan. The offerings are being made under McMoRan’s existing shelf registration statement filed with the Securities and Exchange Commission on October 5, 2007. This press release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the shares of preferred or common stock described in this press release will be made exclusively by means of a prospectus and prospectus supplement.
     Copies of the preliminary prospectus supplements and accompanying base prospectus relating to these offerings may be obtained by contacting J.P. Morgan Securities Inc., 4 Chase Metrotech Center, C S Level, Brooklyn, New York 11245. Copies of the preliminary prospectus supplements and accompanying base prospectus will also be available on the Securities and Exchange Commission’s website at www.sec.gov.
     McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements. These statements are based on current expectations or beliefs and are subject to risks and uncertainties that could cause actual results to differ materially from those described herein, including, without limitation, whether or not McMoRan will consummate the offerings, the anticipated terms of the offerings, and the anticipated use of the proceeds of the offerings, all of which depend, among other things, on market conditions and the satisfaction of closing conditions. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release. For a detailed discussion of other cautionary statements relating to McMoRan, please refer to McMoRan’s 2008 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC).
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